Exhibit 10.1

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amended Employment Agreement (this “Agreement”) is dated as of May 9, 2008 and effective as of the 1st day of April, 2008, by and between David B. McWilliams (hereinafter referred to as “Employee”) and Opexa Therapeutics, Inc. (hereinafter referred to as “Opexa”), and amends that certain amended and restated employment agreement, effective June 15, 2006, by and between Employee and Opexa (“Original Agreement”).

W I T N E S S E T H:

WHEREAS, Employee is employed by Opexa pursuant to the Original Agreement;

WHEREAS, the Employee and Opexa jointly wish to make certain changes to the Original Agreement to more accurately reflect the understanding between them.

NOW, THEREFORE, for and in consideration of the employment by Opexa, the compensation and other remuneration paid and to be paid by Opexa and received by the Employee for such employment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Employee, it is agreed by and between the parties hereto as follows:

1.	Unless otherwise amended as set forth herein, the Original Agreement shall remain in full force and effect.

2.	Section 3, Term of Employment, shall be amended and restated in its entirety as set forth below:

3.           Term of Employment

The term of employment of Employee is through March 31, 2009, subject to termination pursuant to Section 6.

3.	Section 4, Compensation, shall be amended and restated in its entirety as set forth below:

4.           Compensation

As compensation, Opexa shall pay Employee a salary of $288,750 per year, paid consistent with the then payroll practices of Opexa.

4.	Section 6 is amended as follows: Section 6.2 is deleted, and Sections 6.3, 6.4 and 6.7 are amended and restated in their entirety as set forth below:

6.           Termination

6.3           Employee’s Voluntary Termination.  The Employee may terminate his employment at any time upon 30 days’ prior written notice to Opexa.

6.4           Termination by Opexa Without Cause.  Upon written notice by Opexa, a majority of the Board of Directors of Opexa may terminate Employee’s employment without Cause (as defined below).  Upon termination without Cause the Employee shall be entitled to the following severance:

(i)
one month base salary at the rate in effect (as provided for by Section 4 of this Agreement) at the time of such termination, provided Employee provides consulting services to the Company for at least 20 hours per week for the eight week period following termination to facilitate the transition of duties from Employee to the new chief executive officer;

(ii)	any annual bonus earned but not yet paid as of the date of termination;

(iii)	any accrued vacation pay;

(iv)	reimbursement for expenses incurred but not yet paid prior to such termination of employment;

(v)	any other compensation and benefits, including deferred compensation, as may be provided in accordance with the terms and provisions of any applicable plans and programs of Opexa; and

(vi)
any and all stock options granted to Employee prior to termination shall vest and Employee shall have one year from the date Employee ceases to serve as a Company director to exercise any such stock options or other derivative securities granted pursuant to any then existing stock compensation plan.

6.7           Change of Control.  The effectiveness of a Change of Control (as defined below) shall be deemed a termination without Cause.  Upon the effectiveness of a Change of Control, any and all stock options granted to Employee prior to termination shall vest and Employee shall have one year from the date Employee ceases to serve as a Company director to exercise any such stock options or other derivative securities granted pursuant to any then existing stock compensation plan.

“Change of Control” as used herein shall mean the occurrence of the following events:

(i)
A sale, transfer, or other disposition by Opexa through a single transaction or a series of transactions occurring within a 90-day period of securities of Opexa representing Beneficial Ownership (as defined below) of fifty (50%) percent or more of the combined voting power of Opexa then outstanding securities to any “Unrelated Person” or “Unrelated Persons” acting in concert with one another.  For purposes of this definition, the term “Person” shall mean and include any individual, partnership, joint venture, association, trust corporation, or other entity [including a “group” as referred to in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (“1934 Act”)].  For purposes of this definition, the term “Unrelated Person” shall mean and include any Person other than the Employee, Opexa, a wholly-owned subsidiary of Opexa, an existing shareholder, or an employee benefit plan of Opexa; provided however, a sale of Opexa’s securities in a capital raising transaction shall not be a Change of Control.

(ii)
A sale, transfer, or other disposition through a single transaction or a series of transactions occurring within a 90-day period of all or substantially all of the assets of Opexa to an Unrelated Person or Unrelated Persons acting in concert with one another.

(iii)
A change in the ownership of Opexa through a single transaction or a series of transactions occurring within a 90-day period such that any Unrelated Person or Unrelated Persons acting in concert with one another become the “Beneficial Owner,” directly or indirectly, of securities of Opexa representing at least fifty-one (51%) percent of the combined voting power of Opexa then outstanding securities.  For purposes of this Agreement, the term “Beneficial Owner” shall have the same meaning as given to that term in Rule 13d-3 promulgated under the 1934 Act, provided that any pledgee of voting securities is not deemed to be the Beneficial Owner of the securities prior to its acquisition of voting rights with respect to the securities.

(iv)
Any consolidation or merger of Opexa with or into an Unrelated Person, unless (i) immediately after the consolidation or merger the holders of the common stock of Opexa immediately prior to the consolidation or merger are the beneficial owners of securities of the surviving corporation representing at least fifty-one (51%) percent of the combined voting power of the surviving corporation’s then outstanding securities or (ii) Employee continues to serve as Chief Executive Officer after the consolidation or merger.

6.8           Retirement Termination. Upon Employee reaching the age of 65, Employee shall then have the right to terminate this Agreement without cause, effective a date six months from the date he provides Opexa with written notice of his decision to terminate for retirement purposes. Upon the effective date of such termination, Opexa shall pay Employee severance awarded pursuant to Section 6.4 (ii)-(iv) above, provided that any and all stock options granted to Employee prior to the effective date of such termination shall vest immediately with a one-year period from the effective date of termination hereunder to exercise any such stock options or other derivative securities granted pursuant to any then existing stock compensation plan.

OPEXA THERAPEUTICS, INC.:	EMPLOYEE:

By: /s/ LYNNE HOHLFELD	By: /s/ DAVID B. MCWILLIAMS
Name: Lynne Hohlfeld	David B. McWilliams
Title: Chief Financial Officer